Exhibit 10.6

FORBEARANCE LETTER

To:                              Claremont Shipping Corp., Yorkshire Shipping Corp., Dyker Maritime Corp.

and TBS International Limited

Commerce Building

One Chancery Lane

Hamilton HM12

Bermuda

Attn: William J. Carr

and:                         TBS International Public Limited Company

Arthur Cox Building

Earlsfort Terrace

Dublin 2

Ireland

Copy:              TBS Shipping Services Inc.

612 East Grassy Sprain Road

Yonkers, NY 10710

U.S.A.

Attn:  Ferdinand V. Lepere

07 September 2011

Dear Sirs

Loan Agreement dated 7 December 2007 as amended and supplemented from time to time (including by a supplemental letter dated 28 January 2011, the “Supplemental Agreement”) and made between (i) Claremont Shipping Corp. and Yorkshire Shipping Corp. as joint and several Borrowers and (ii) Credit Suisse AG as Lender and Swap Bank relating to a term loan facility of US$40,000,000 (the “Loan Agreement”)

We refer to the Loan Agreement and the Supplemental Agreement.  Words and expressions defined in the Loan Agreement and the Supplemental Agreement shall have the same meaning when used herein except as expressly provided in this letter.

We refer also to the letter dated 17 August 2011 from TBS International Plc (the “Request Letter”) in relation to the proposed suspension by the TBS Group of payments of principal amounts due on 30 September 2011 pursuant to certain of the TBS Credit Facilities (the “Payment Suspension”).  The Payment Suspension shall result in one or more Events of Default occurring under the Loan Agreement and the Master Agreement (each a “Specified Event of Default”).  We refer also to the request in the Request Letter that we as Lender forbear from exercising any of the rights or remedies arising to us pursuant to the Loan Agreement or the Master Agreement in relation to such Specified Events of Default for the period from 30 September 2011 to the earlier of (i) 15 December 2011 or (ii) the occurrence of any Event of Default other than a Specified Event of Default under the Loan Agreement or the Master Agreement (the “Forbearance Period”).

Subject to the terms set out below, we hereby agree to forbear from exercising any of rights or remedies arising from the Specified Events of Default for the duration of the Forbearance Period.

In addition, we refer to the following waiver requests (the “Waivers”) set out in the Request Letter:

1                                         that the Lender agrees that the repayment instalments which are due under the Loan Agreement on 19 November 2011 in relation to Ship B and on 12 December 2011 in relation to Ship A (together the “Deferred Instalments”) shall be repaid on the date the Forbearance Period ends;

2                                         that the Lender agrees to waive any Event of Default arising from a delivery of a 13-week cash flow forecast projecting that the Qualified Cash will, or is likely to, fall below $10,000,000 during the current calendar week or during any of the following four forecasted calendar weeks, in each case occurring during the Forbearance Period;

3                                         that the Lender agrees to waive any Event of Default arising from a breach of the Minimum Consolidated Interest Charges Coverage Ratio or the Maximum Consolidated Leverage Ratio under the Loan Agreement with respect to the four fiscal quarter period ending as of 30 September 2011;

4                                         that the Lender agrees to waive any Event of Default arising from a breach of the Minimum Liquidity covenant under the Loan Agreement until the end of the Forbearance Period;

5                                         that the Lender agrees to waive any Event of Default relating to the security maintenance covenant in clause 14 of the Loan Agreement until the end of the Forbearance Period; and

6                                         that the Lender consents to the modifications of the other TBS Credit Facilities affected by the Waivers and acknowledges that any cross-default rights will only apply after giving effect to such modifications.

Subject to the terms set out herein, we hereby agree to the above Waivers.

The Lender’s agreement to forbearance and the Waivers set out above is subject to:

(a)                                  the Lender receiving satisfactory evidence that the other borrowers in the TBS Group have entered into similar agreements on or before the date of this letter in respect of each of the other TBS Credit Facilities whereby the relevant agents and lenders agree to forbear from exercising their own rights and remedies in respect of the Specified Events of Default for the duration of the Forbearance Period and have agreed to the waiver of the financial covenants in the terms set out above;

(b)                                 the Borrowers shall pay the Lender default interest at the higher of the rates set out at clauses 6.3(a) and (b) of the Loan Agreement on the Deferred Instalments, for the period from 19 November 2011 in the case of the Deferred Instalment in relation to Ship B and for the period from 12 December 2011 in the case of the Deferred Instalment in relation to Ship A until, in each case, the date of payment of the said Deferred Instalment to the Lender which default interest shall be payable together with the said Deferred Instalment;

(c)                                  the Lender being treated at least pari passu to all other banks financing the TBS Group and that if any such banks give their approval for the forbearance and waiver of financial covenants for a shorter period our Forbearance Period will be correspondingly adjusted;

(d)                                 at the date of this letter, and after giving effect thereto, no Event of Default has occurred and is continuing and the representations and warranties in clause 9 of the Loan Agreement would be true and not misleading if repeated on the date hereof with reference to the circumstances then existing; and

(e)                                  the countersignature of this letter by the Borrowers, the Guarantor, the New Guarantor and the Collateral Owner.

Save for the temporary forbearance and waivers of the financial covenants as outlined above, the provisions of the Loan Agreement and the Supplemental Agreement, the Master Agreement and the Finance Documents shall remain unchanged and in full force and effect.

TBS International Limited, TBS International Public Limited Company and Dyker Maritime Corp., by signature of this letter, confirm that their respective guarantees shall remain in full force and effect.

The provisions of clause 30 (Law and Jurisdiction) of the Loan Agreement shall apply to this letter.

Yours faithfully

/s/ Stephan Schuerch
Stephan Schuerch

/s/ Carla Vogel-Sforzini
Carla Vogel-Sforzini

duly authorised for

CREDIT SUISSE AG

(as Lender and Swap Bank)

Accepted and agreed this 7th day of September 2011 by:

/s/ Tulio R. Prieto	/s/ Tulio R. Prieto
Tulio R. Prieto	Tulio R. Prieto
duly authorised for	duly authorised for
Claremont Shipping Corp.	Yorkshire Shipping Corp.

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the Guarantee to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement.

/s/ Tulio R. Prieto
Tulio R. Prieto
TBS INTERNATIONAL LIMITED
(as Guarantor)
Date: 7 September 2011

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the New Guarantee to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement.

/s/ Tulio R. Prieto
Tulio R. Prieto
TBS INTERNATIONAL PUBLIC LIMITED COMPANY
(as New Guarantor)
Date: 7 September 2011

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the Collateral Guarantee to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement.

/s/ Tulio R. Prieto
Tulio R. Prieto
DYKER MARITIME CORP.
(as Collateral Guarantor)
Date: 7 September 2011